Filed Pursuant to Rule 424(b)3
Registration No. 333-249546
Prospectus Supplement dated December 20, 2022
(To Prospectus Dated October 19, 2020)

The Procter & Gamble Company
The Procter & Gamble U.K. Share Investment Scheme
100,000 Shares of Common Stock (without par value)
_________________

This is a Prospectus Supplement (“Supplement”) to the Prospectus dated October 19, 2020 (the “Prospectus”), related to The Procter & Gamble U.K. Share Investment Scheme (the “Plan”).
The information set forth below is intended to amend, in each case to the extent the context requires, those sections originally set forth in the Prospectus. If the information in this Supplement is inconsistent with the accompanying Prospectus, this Supplement will supersede information in the Prospectus.  All other sections originally set forth in the Prospectus are unchanged.
It is important for you to read and consider carefully all information contained or incorporated by reference in this Supplement and the accompanying Prospectus with respect to this offering prior to making a decision to invest. Please see the “Incorporation of Certain Documents by Reference” section of the Prospectus for information on us and our financial statements.

Prospectus Supplement	Page
ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
CHANGES TO THE PROSPECTUS	S-1

ABOUT THIS PROSPECTUS SUPPLEMENT

This is a Prospectus Supplement (“Supplement”) to the Prospectus dated October 19, 2020 (the “Prospectus”), related to The Procter & Gamble U.K. Share Investment Scheme (the “Plan”).  We made certain changes to the Plan and the information set forth below is intended to amend certain sections originally set forth in the Prospectus. All other sections originally set forth in the Prospectus are unchanged.

The following are the changes to the Plan:
•
We amended the Rules of the Plan to only allow eligible retirees to purchase shares until December 31, 2022.  Beginning on January 1, 2023, retirees will be able to hold shares and reinvest dividends, but not make any new purchases.  Additionally, the eligible participants in the Plan changed from “permanent U.K. employees” to “U.K. employees.”

•	We amended the Rules of the Plan to require the use of payroll deduction in most circumstances.
•	The Plan Administrator’s contact information has changed as set forth in the amended The Company section below.
•	The Trustee has been changed and the contact information has been updated accordingly in the sections below.
•	The Determination of Offering Price section was updated to reflect the practice that shares are purchased “on or around” rather than “on or before” the fifth working day in each calendar month.
•	Certain minor procedural changes have been updated in the amended Plan of Distribution section below.
CHANGES TO THE PROSPECTUS

A.	The section of the Prospectus titled The Procter & Gamble U.K. Investment Scheme is amended and restated as follows:
The Procter & Gamble UK Share Investment Scheme (“Plan”) is a direct stock purchase plan designed to encourage long-term investment in The Procter & Gamble Company (“the Company” or “P&G”) common stock (“Common Stock”) by providing eligible employees and retirees with a convenient and economical method to purchase Company shares and to reinvest cash dividends toward the purchase of additional shares.  If you are a member of another UK investment plan (e.g., the 1-4-1 Plan) and are already contributing the maximum amount allowed, or if you simply have a lump sum that you want to invest in the Company, this is the Plan to use.  It is a means for you to invest in the potential long-term growth and success of the Company.
The Plan is voluntary and is designed to allow eligible employees to invest in the Company at lower administration costs than through normal open market channels.
Unlike the 1-4-1 Plan, the Plan offers no tax advantage.  The Company pays the broker’s fees for buying the shares, but not for selling them and is not liable for any tax or other charges levied on a member arising from the operation of the Plan.
All U.K. employees of the Company and its subsidiaries are eligible to participate in the Plan.  This includes those on unpaid leave of absence, temporary assignment overseas and employees of P&G or any of its subsidiaries on assignment in the UK.  P&G UK retirees are also eligible to hold shares and reinvest dividends, and they can purchase shares until 31 December 2022.
It is recommended that this prospectus be retained for future reference.

B.	The section of the Prospectus titled The Company is amended and restated as follows:
The Procter & Gamble Company is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world’s consumers. The Company was incorporated in Ohio in 1905, having first been established as a New Jersey corporation in 1890, and was built from a business founded in Cincinnati in 1837 by William Procter and James Gamble. Today, our products are sold in more than 180 countries and territories. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.
Following is a listing you may use to contact the Plan Administrator:
Written Inquiries:	The Procter & Gamble Share Investment Scheme Administrator
Link Group
10th Floor, Central Square
29 Wellington Street
Leeds
LS1 4DL
Telephone Inquiries:	0371 664 8352
Email Inquiries:	emailquery@linkgroup.co.uk

C.	The section of the Prospectus titled Determination of Offering Price is amended and restated as follows:
The Plan Trustee will purchase shares on the open market or for an open market price the beneficial interest held in shares by Plan participants wishing to sell their shares (See section below entitled “Selling Shares”).  All shares are purchased in a single transaction on or around the fifth working day in each calendar month.  Purchases are not possible at any other time.  The cost of shares of the Company’s Common Stock acquired under the Plan is the average price of all shares purchased for each purchase period.
D.	The section of the Prospectus titled Plan of Distribution is amended and restated as follows:
TERMS AND CONDITIONS OF THE PROCTER & GAMBLE UK SHARE INVESTMENT SCHEME
The following is a description of the Plan:
• Who Can Join
All UK employees of the Company and its subsidiaries are eligible to participate in the Plan.  This includes those on unpaid leave of absence, temporary assignment overseas, and employees of P&G or any of its subsidiaries on assignment in the UK. P&G UK retirees are also eligible to hold shares and reinvest dividends, and they can purchase shares until 31 December 2022.

• Who Is The Trustee
The Trustee is Link Market Services Trustees Limited.  The Company Share Plan Manager is an appropriately experienced employee of the Company.  Link Group is appointed to carry out administration and investment duties on behalf of the Trustee under the Plan.
• How Contributions Are Made
Contributions must be made via payroll deduction to the Trustee of the Plan, unless the shareholder is on an unpaid leave of absence, where a standing order must be set up with their bank to make contributions directly to Link Group.  The minimum contribution is £10.00, but there is no maximum limit.
Members of the Plan may change the amount of their ongoing contributions at any time by amending their contribution value via My Benefits on the P&G intranet before the next payroll cut-off date or, if applicable, by amending their standing order with their bank.
 CONTRIBUTIONS CANNOT BE MADE ON BEHALF OF ANOTHER PERSON.
• When Shares Are Purchased
This is a separate Plan from the 1-4-1 Plan but shares for the Plan are normally purchased at the same time and for the same price as shares that are bought for the 1-4-1 Plan each month.  Purchases are not possible at any time other than the usual monthly date.  Contributions paid via payroll deductions and standing order will be used to purchase shares the following month.
Contributions are held by the Trustee prior to purchase.  The Trustee will allocate to each member the largest whole number of shares which can be covered by contributions.  If the Trustee receives contributions which exceed the amount needed to buy a whole number of shares, the remaining money will be credited to the individual and held for share purchase at a later date.
You need to take account of the latest price of P&G shares when deciding how much to contribute.  If, for example, you decide to invest £10 a month, it may be a number of months before the Trustee receives sufficient funds from you to purchase a single share on your behalf. No interest will be paid on any contributions held in the Plan before or after share purchase.
• Contact With The Trustee
The Trustee of the Plan will handle all contact with investors.  Full details of the Share Investment Scheme shareholding and any residual cash can be found on the Link Share Portal: www.mypgshareportal.com  The Trustee will account to members for any money arising from the sale or transfer of shares or rights.
 During the time that shares are held on your behalf, the Trustee will pay out dividends on allocated shares as soon as is practicable.  They will issue tax vouchers on dividends paid on shares held.
You can instruct the Trustee to reinvest dividends from this Plan (and the Matched Savings Share Purchase Plan (“MSSPP”)), if you are a member of the MSSPP as a means of buying more shares. Reinvestment of dividends is not subject to a minimum contribution.  However, unless you are making regular contributions to the Plan anyway, you need to consider the likely level of dividends you will receive on your shares and the likely length of time your accumulated dividends might have to remain un-invested in view of the likely share price level, before deciding on dividend reinvestment.

• Selling Shares
Shares purchased will be held by the Trustee of the Plan, in their name, until written instructions are received for sale.  You can submit written instructions to the Trustee to sell your shares in this Plan at any time.  The Trustee, rather than sell your shares on the open market, will normally buy your shares from you at the next time they buy or would buy shares on the open market for other members.  They will pay the same price for shares bought from members as they paid, or would have paid, for shares bought on the open market at the same time.  For sale at this normal monthly sale/purchase time, you may be required to pay a small flat rate charge.
If the Trustee receives explicit written instructions from a member to sell shares immediately rather than wait for the next normal monthly sale/purchase date, you will pay the greater of the flat rate charge or the brokers’ fees for an open market sale of shares.  Members will be notified if an open market sale is not possible.
If preferred, you can instruct the Trustee at any time to transfer your shares out of the Plan to you rather than to sell them for you.
• Retirees
If you are a member of the MSSPP when you retire, you may transfer the shares you hold in that plan to this Plan when they become available for transfer or sale under the rules of the MSSPP.  The shares will then be held for you by the Trustee until they receive written instructions to sell or transfer them.  This means you will be able to continue holding the shares rather than selling them and will therefore have a continuing interest in, and connection with, the Company.
• If You Leave The Company
Unless you are a retiree, any member who ceases to be employed by the Company or its subsidiaries, for whatever reason, must remove their shares from the Plan. Link Group will write to you with your options for sale or transfer and you must respond within 21 days of the date of their letter. If no such instruction is received, the Trustee will sell the shares and send the proceeds to the member’s bank account details held on record.
• If You Die
If you die, the Trustee will transfer or sell all the shares and any residual contributions they were holding for you to your estate on production of a valid grant of probate or letters of administration.

E.	The section of the Prospectus titled Questions and Answers is amended as follows:
Q.1	Why is this Plan available?
A.
It is a natural extension of the 1-4-1 Plan (and its predecessor, the Matched Savings Share Purchase Plan).  If employees want to buy more P&G shares, this Plan helps them do this.  Additionally, similar plans exist in some places elsewhere in P&G.

Q.2	Where will I find the price of a P&G share?
A.	It is quoted daily in the Financial Times. It appears on the P&G Intranet Home Page and can be found in the Link Share Portal: www.mypgshareportal.com.
Q.3	What do I have to do if I leave the Company?
A.
Except for termination on death or retirement, then you must instruct the Trustee to sell or transfer any shares held within 21 days of receiving the letter sent to you by Link Group following your termination.  If you do not do this, the Trustees will sell the shares.

On death, the shares will be held until instructions are received from the executor or administrator of the estate. On retirement, you can remain in the Plan.

Q.4	If I die after retirement, can my spouse continue in the Plan?
A.	No.
Q.5	Does the Plan apply to non-harmonised employees?
A.	No.
Q.6	Why is there a minimum contribution?
A.
The administrative cost of the Plan, which is borne by the Company, increases as the number of transactions goes up.  Having a minimum contribution means that the Company’s support for the purchase of shares is kept at a reasonable level if it requires a number of contributions to purchase one share.

Q.7	Is there a minimum/maximum number of shares that can be sold at any one time?
A.
No - but if you want the shares sold immediately, it may not be possible for the Trustee to sell a small number of shares on the open market.  Small numbers of shares can be bought by the Trustee from members on the one day each month when they are buying shares in the open market for other members.

Q.8	Can I instruct the Trustee to buy a specific number of shares?
A.	No. They will buy as many whole shares as can be purchased by your contributions.
Q.9	If I have questions about the Plan, or about my shares, whom do I contact?
A.
Your manager should be able to answer questions about how the Plan works.  Specific questions about your own shares or account should be referred directly to the Plan Administrator.  You can also access your share information on-line via the Link Share Portal at www.mypgshareportal.com

Q.10	Can I get further information about the Plan?
A.	Yes. A copy of the formal trust deed and rules is available from your HR contact.
Q.11	Do I have to continue making payments to the Plan once I have joined?
A.	No - you can stop at any time.
Q.12	Will I have to pay tax when I sell the shares?
A.
If you sell any of your shares, you may become liable to pay Capital Gains Tax.  Generally, this is calculated on the difference between the sale price of the shares (less selling costs) and their acquisition cost.  For the 2022/23 tax year, capital gains up to £12,300 (in total for all gains on all investments for any person) are not taxed.

Above this figure, tax is payable at the prevailing Capital Gains tax rate.  The timing of any sale of Plan shares in relation to other share acquisitions or sales you make may affect the calculation of your capital gains.  You are therefore advised to obtain independent financial advice before selling your shares.  The sale of any of your shares may have to be reported on your annual income tax return.

Q.13	How long do the shares need to be kept?
A.	Shares in the Plan can be sold at any time.
Q.14	Are there any tax advantages of using this Plan?
A.	No. Unlike the 1-4-1 Plan, no Company contributions are paid direct to the Trustee on your behalf, the Plan does not have to be approved by HM Revenue & Customs, and no tax advantage arises.
Q.15	What is the role of the Plan Administrator?
A.
The Plan Administrator does everything except interpret the rules of the Plan.  If you have any questions about your investment, or the purchase and sale of shares, then you should contact the Plan Administrator.  This information is also available on-line via the Link Share Portal at www.mypgshareportal.com.  However, if you want to know about the rules or the structure of the Plan, talk to your manager.

Q.16	Do I need to tell the Plan Administrator of any change of address?
A.	Yes, you need to tell Link Group directly, by updating your details on the Link Share Portal: www.mypgshareportal.com. Changing P&G records will not change the data held by Link Group.

THE DIVIDEND POLICY OF THE COMPANY IS NOT AFFECTED BY THIS PLAN AND WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS.
THE COMPANY CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

Unless expressly defined herein, all terms in this Prospectus Supplement have the same meanings as in the Prospectus.
This Supplement constitutes part of the Prospectus and must accompany the Prospectus.

PROSPECTUS DATED  OCTOBER 19, 2020

PROSPECTUS SUMMARY

THE PROCTER & GAMBLE U.K. SHARE INVESTMENT SCHEME
The Procter & Gamble U.K. Share Investment Scheme (“Plan”) is a direct stock purchase plan designed to encourage long-term investment in The Procter & Gamble Company (“the Company” or “P&G”) common stock (“Common Stock”) by providing eligible employees and retirees with a convenient and economical method to purchase Company shares and to reinvest cash dividends toward the purchase of additional shares.  If you are a member of another U.K. investment plan (e.g., the 1-4-1 Plan or the Matched Savings Share Purchase Plan (“MSSPP”)) and are already contributing the maximum amount allowed, or if you simply have a lump sum that you want to invest in the Company, this is the Plan to use.  It is a means for you to invest in the potential long term growth and success of the Company.
The Plan is voluntary and is designed to allow employees and retirees to invest in the Company at lower administration costs than through normal open market channels.
Unlike the 1-4-1 Plan, the Plan offers no tax advantage.  The Company pays the broker’s fees for buying the shares, but not for selling them and is not liable for any tax or other charges levied on a member arising from the operation of the Plan.
All permanent UK employees of the Company and its subsidiaries are eligible to participate in the Plan.  This includes those on unpaid leave of absence, temporary assignment overseas and employees of P&G or any of its subsidiaries on assignment in the UK.  P&G UK retirees are also eligible.
It is recommended that this prospectus be retained for future reference.
 THE COMPANY
The Procter & Gamble Company is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world’s consumers. The Company was incorporated in Ohio in 1905, having first been established as a New Jersey corporation in 1890, and was built from a business founded in Cincinnati in 1837 by William Procter and James Gamble. Today, our products are sold in more than 180 countries and territories. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.
Following is a listing you may use to contact the Plan administrator:

Written Inquiries:	The Procter & Gamble Share Investment Plan Administrator
Link Asset Services, Share Plans, The Registry
34 Beckenham Road
Beckenham
Kent
BR3 4TU

Telephone Inquiries:	020 8639 2456

Email Inquiries:	www.shareholderenquiries@linkgroup.co.uk

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this Prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described in our Annual Report on Form 10-K for the year ended June 30, 2020, as amended, and in any subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K under Item 1A, “Risk Factors” as well as in any subsequent periodic or current reports filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that include “Risk Factors,” or that discuss risks to us, which are incorporated by reference in this Prospectus or any applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks, as well as any other information that we include or incorporate by reference in this Prospectus or any applicable prospectus supplement. If any of the risks and uncertainties described in this Prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our Common Stock to decline, perhaps significantly, and you may lose part or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters, acts of war or terrorism, or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare;  (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information and operational technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s exit from the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates;

(14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; and (17) the ability to successfully manage the demand, supply, and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns (including the novel coronavirus, COVID-19, outbreak). For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent Form 10-K, Form 10-Q and Form 8-K reports incorporated by reference herein.

USE OF PROCEEDS
Purchases of Common Stock under the Plan will be made in the open market or from Plan participants wishing to sell their shares, and the Company will not receive any proceeds under the Plan.

DETERMINATION OF OFFERING PRICE
The Plan Trustees will purchase shares on the open market or for an open market price the beneficial interest held in shares by Plan participants wishing to sell their shares (See section below entitled “Selling Shares”).  All shares are purchased in a single transaction on or before the fifth working day in each calendar month.  Purchases are not possible at any other time.  The cost of shares of the Company’s Common Stock acquired under the Plan is the average price of all shares purchased for each purchase period.
PLAN OF DISTRIBUTION
TERMS AND CONDITIONS OF THE PROCTER & GAMBLE U.K. SHARE INVESTMENT SCHEME
The following is a description of The Procter & Gamble U.K. Share Investment Scheme:

•	Who Can Join

All permanent U.K. employees of the Company and its subsidiaries are eligible to participate in the Plan.  This includes those on unpaid leave of absence, temporary assignment overseas, retirees and employees of P&G or any of its subsidiaries on assignment in the U.K.

•	Who Are the Trustees

The Trustees are employees of the Company who have appropriate experience and have been appointed by the Company.  The Company Share Plan Administrator is an appropriately experienced employee.  Capita Asset Services, Share Plans is appointed to carry out administration and investment duties on behalf of the Trustees under the Plan.

•	How Contributions Are Made

Unless you are investing in the Plan via an associated P&G plan such as the 1-4-1 Top Up Plan, contributions must be made by standing order to the Trustees of the Plan.  The minimum contribution is £10.00, but there is no maximum limit.

Members of the Plan may change the amount of their ongoing contributions at any time by giving notice to the Trustees via the “My Benefits” section within the P&G “Life and Career” site. Notice must be given by the 20th of the month preceding share purchase.

CONTRIBUTIONS CANNOT BE MADE ON BEHALF OF ANOTHER PERSON.

•	When Shares Are Purchased

This is a separate Plan from the 1-4-1 Plan, but shares for the Plan are normally purchased at the same time and for the same price as shares are bought for the main plan each month.  Purchases are not possible at any time other than the usual monthly date.  Normally, only contributions which reach the Trustees on or before the 20th of the month will be used to buy shares the following month.  However, contributions paid via payroll deductions (e.g. under the 1-4-1 Top Up Plan) later than the 20th will still be used the following month.

Contributions are held by the Trustees prior to purchase.  Trustees will allocate to each member the largest whole number of shares which can be covered by contributions.  If Trustees receive contributions which exceed the amount needed to buy a whole number of shares, the remaining money will be credited to the individual and held for share purchase at a later date, unless its return is requested by the individual.

You need to take account of the latest price of P&G Company shares when deciding how much to contribute.  If, for example, you decide to invest £10 a month, it may be a number of months before the Trustees receive sufficient funds from you to purchase a single share on your behalf. No interest will be paid on any contributions held in the Plan before or after share purchase.

•	Contact With Trustees

The Trustees of the Plan will handle all contact with investors.  They will produce annual statements showing the number of shares held on your behalf, any transactions which have taken place during the year and the balance of any un-invested money held on your behalf.  Trustees will account to members for any money arising from the sale or transfer of shares or rights.

During the time that shares are held on your behalf, Trustees will pay out dividends on allocated shares as soon as is practicable.  They will issue tax vouchers on dividends paid on shares held.

You can instruct the Trustees to reinvest dividends from this Plan (and the Matched Savings Share Purchase Plan (MSSPP), if you are a member) as a means of buying more shares. Reinvestment of dividends is not subject to a minimum contribution.  However, unless you are making regular contributions to the Plan anyway, you need to consider the likely level of dividends you will receive on your shares and the likely length of time your accumulated dividends might have to remain un-invested in view of the likely share price level, before deciding on dividend reinvestment.

•	Selling Shares

Shares purchased will be held by the Trustees of the Plan, in their name, until written instructions are received for sale.  You can sell your shares in this Plan at any time.  The Trustees, rather than sell your shares on the open market, will normally buy your shares from you at the next time they buy or would buy shares on the open market for other members.  They will pay the same price for shares bought from members as they paid, or would have paid, for shares bought on the open market at the same time.  For sale at this normal monthly sale/purchase time, you will pay a small flat rate charge.

If the Trustees receive explicit written instructions from a member to sell shares immediately rather than wait for the next normal monthly sale/purchase date, you will pay the greater of the flat rate charge or the brokers’ fees for an open market sale of shares.  Members will be notified if an open market sale is not possible.

If preferred, you can instruct the Trustees at any time to transfer your shares out of the Plan to you rather than to sell them for you.

•	Retirees

If you are a member of the MSSPP when you retire, you may transfer the shares you hold in that plan to this Plan when they become available for transfer or sale under the rules of the plan.  The shares will then be held for you by the Trustees until they receive written instructions to sell or transfer them.  This means you will be able to continue holding the shares rather than selling them and will therefore have a continuing interest in, and connection with, the Company.

•	If You Leave The Company

Unless a retiree, a member who ceases to be employed by the Company or its subsidiaries, for whatever reason, must instruct the Trustees as to the sale or transfer of shares held in their name, WITHIN ONE MONTH OF THE DATE OF TERMINATION.  If no such instruction is received, the Trustees sell the shares and send the proceeds to the member’s last known address.

•	If You Die

If you die, the Trustees will transfer or sell all the shares and any residual contributions they were holding for you to your estate on production of a valid grant of probate or letters of administration.

QUESTIONS & ANSWERS

Q.1	Why is this Plan available?

A.
It is a natural extension of the 1-4-1 Plan (and its predecessor, the Matched Savings Share Purchase Plan). If employees want to buy more P&G shares, this Plan helps them do this. Additionally, similar plans exist in some places elsewhere in P&G.

Q.2	Where will I find the price of a P&G Company share?

A.
It is quoted daily in the Financial Times. It appears on the P&G Intranet Home Page. In any event, once you are in the Plan, you will receive an annual statement which includes this information as at the date the statement is issued.

Q.3	What do I have to do if I leave the Company?

A.
Except for termination on death or retirement, then you must instruct the Trustees to sell or transfer any shares held within one month of termination.  If you do not do this, the Trustees will make reasonable attempts to contact you and failing this they will sell the shares.
On death, the shares will be held until instructions are received from the Executor or administrator of the Estate.
On retirement, you can remain in the Plan.

Q.4	If I die after retirement, can my spouse continue in the Plan?

A.	No.

Q.5	Does the Plan apply to non-harmonised employees?

A.	No.

Q.6	Why is there a minimum contribution?

A.
The administrative cost of the Plan, which is borne by the Company, increases as the number of transactions goes up.  Having a minimum contribution means that the Company's support for the purchase of shares is kept at a reasonable level if it requires a number of contributions to purchase one share.

Q.7	Is there a minimum/maximum number of shares that can be sold at any one time?

A.	No - but if you want the shares sold immediately, it may not be possible for the Trustees to sell a small number of shares on the open market. Small numbers of shares can be bought in by the Trustees from members on the one day each month when they are buying shares in the open market for other members.

Q.8	Can I instruct the Trustees to buy a specific number of shares?

A.	No. They will buy as many whole shares as can be financed by your contributions.

Q.9	If I have questions about the Plan, or about my shares, whom do I contact?

A.
Your manager should be able to answer questions about how the Plan works.  Specific questions about your own shares or account should be referred directly to the Plan administrator:
The Procter & Gamble Share Investment Plan Administrator
LINK Asset Services, Share Plans, The Registry
34 Beckenham Road
Beckenham,  Kent
BR3 4TU                                                  Tel: 020 8639 2456
Or access your share information on-line via the Capita share portal at www.signalshares.com

Q.10	Can I get further information about the Plan?

A.	Yes. A copy of the formal trust deed and rules is available from your HR contact/Plant Personnel Department.

Q.11	Do I have to continue making payments to the Plan once I have joined?

A.	No - you can stop at any time.

Q.12	Will I have to pay tax when I sell the shares?

A.
If you sell any of your shares, you may become liable to pay Capital Gains Tax.  Generally, this is calculated on the difference between the sale price of the shares (less selling costs) and their acquisition cost.  For the 2020/21 tax year, capital gains up to £12,300 (in total for all gains on all investments for any person) are not taxed.
Above this figure, tax is payable at the prevailing Capital Gains tax rate. The timing of any sale of Plan shares in relation to other share acquisitions or sales you make may affect the calculation of your capital gains. You are therefore advised to obtain independent financial advice before selling your shares. The sale of any of your shares may have to be reported on your annual income tax return.

Q.13	How long do the shares need to be kept?

A.	Shares in the Plan can be sold at any time.

Q.14	Are there any tax advantages of using this Plan?

A.	No. Unlike the 1-4-1 Plan, no Company contributions are paid direct to the Trustees on your behalf, the Plan does not have to be approved by the Inland Revenue, and no tax advantage arises.

Q.15	What is the role of the Plan administrator?

A.
The Plan administrator does everything except interpret the rules of the Plan.  If you have any questions about your investment, or the purchase and sale of shares, then you should contact the Plan administrator.  This information is also available on-line via the Capita share portal at www.signalshares.com.  However, if you want to know about the rules or the structure of the Plan, talk to your Manager.

Q.16	Do I need to tell the Plan administrator of any change of address?

A.	Yes, you need to tell LINK directly. Changing P&G records will not change the data held by LINK.

THE DIVIDEND POLICY OF THE COMPANY IS NOT AFFECTED BY THIS PLAN AND WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS.
THE COMPANY CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

DESCRIPTION OF PROCTER & GAMBLE CAPITAL STOCK

The Company's Amended Articles of Incorporation authorize the issuance of 10,000,000,000 shares of Common Stock, 600,000,000 shares of Class A Preferred Stock and 200,000,000 shares of Class B Preferred Stock, all of which are without par value ("Common Stock," "Class A Preferred Stock," and "Class B Preferred Stock," respectively). There are no shares of Class B Preferred Stock currently outstanding.

The holders of Common Stock and Class A Preferred Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. The holders of Class B Preferred Stock, if any, are not entitled to vote other than as provided by law. The Company's Board of Directors (the "Board") is not classified and each member is elected annually. The Company’s Amended Articles of Incorporation provide for directors in uncontested director elections to be elected by a simple majority vote. Additionally, to the extent that Ohio law would otherwise impose a supermajority vote requirement on actions to be taken at meetings of the Company’s shareholders, the Company’s Amended Articles of Incorporation require only a vote of a majority of the Company’s outstanding capital stock that is entitled to vote on such matters.

The holders of Class A Preferred Stock and, if issued, Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the Common Stock. The Board has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights. Also, the Board may fix such other express terms as may be permitted or required by law. In the event of any liquidation or dissolution, the holders of the Common Stock are entitled to receive as a class, pro rata, the residue of the assets after payment of the liquidation price to the holders of Class A Preferred Stock and, if issued, Class B Preferred Stock.

The Board has determined the terms of shares of Class A Preferred Stock issued as Series A ESOP Convertible Class A Preferred Stock, which can only be held by a trustee or trustees of an employee stock ownership plan or other benefit plan of the Company. Upon transfer of Series A ESOP Convertible Class A Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock. Each share of Series A ESOP Convertible Class A Preferred Stock has a cumulative dividend of $.5036075 per year and a liquidation price of $6.82 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992, August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder without regard to any arrearage in the payment of dividends, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series A ESOP Convertible Class A Preferred Stock.

The Board has also determined the terms of shares of Class A Preferred Stock issued as Series B ESOP Convertible Class A Preferred Stock. Each share of Series B ESOP Convertible Class A Preferred Stock has a cumulative dividend of $1.022 per year and a liquidation price of $12.96 per share (as adjusted for the stock splits on August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights. Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series B ESOP Convertible Class A Preferred Stock.

All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions. No holder of shares of any class of the Company’s capital stock has or shall have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of the Company hereafter issued or sold. No shares of any class of the Company’s capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.

INTERESTS OF NAMED COUNSEL
The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Ms. Jennifer Henkel, Director and Assistant General Counsel, The Procter & Gamble Company.  Ms. Henkel is an owner of shares of Common Stock of the Company.

EXPERTS
The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as amended, for the year ended June 30, 2020, and the effectiveness of the Procter & Gamble Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this document the information which P&G filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document.  The information incorporated by reference is an important part of this prospectus and information that P&G files later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as amended; and
•	The Company’s Current Report on Form 8-K filed on August 12, 2020, September 16, 2020, October 13, 2020 (SEC Accession No. 0001193125-20-268528), and October 15, 2020.
All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prospectus and prior to the filing of a post-effective amendment, but excluding any information furnished to, rather than filed with, the SEC, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be incorporated by reference herein and shall be deemed to be a part of this prospectus from the dates of filing of such reports and documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

 WHERE YOU CAN FIND MORE INFORMATION
The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Shareholder Services Department, The Procter & Gamble Company, P.O. Box 5572, Cincinnati, Ohio 45201-5572, telephone: (800) 742-6253 (U.S. and Canada); or (513) 983-3034 (outside the U.S. and Canada).
The Company files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document the Company has filed or will file with the SEC from the SEC’s public website at www.sec.gov.
You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.